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        FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -----------------------------
------------------------                           WASHINGTON, D.C. 20549                                 OMB APPROVAL
                                                                                                      -----------------------------

[ ]Check this box if                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB Number:      3235-0287
   no longer subject       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    Expires: December 31, 2001
   to Section 16.            Section 17(a) of the Public Utility Holding Company Act of 1935 or       Estimated average
   Form 4 or Form 5              Section 30(f) of the Investment Company Act of 1940                  burden hours per
   obligations may                                                                                    response:              0.5
   continue.                                                                                          -----------------------------
   SEE Instruction 1(b)

   (Print or Type Response)
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1. Name and Address of Reporting       2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
   Person*                                                                                  Person(s) to Issuer
        OLLENDORFF STEPHEN A.             ARTESYN TECHNOLOGIES, INC. (ATSN)
                                                                                            (Check all applicable)
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   (Last)      (First)      (Middle)   3. IRS or Social       4. Statement for           X   Director                10% Owner
                                          Security Number        Month/Year             ___                     ___
                                          of Reporting                                       Officer (give           Other specify
                                          Person                 February 2002          ___  (title below)      ____ (below
                                          (Voluntary)
        14 LESLIE PLACE
                                                                                             Outside Director



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               (Street)                                       5. If Amendment,           7.   Individual or Joint/Group
                                                                 Date of Original             Filing (Check Applicable Line)
                                                                 (Month/Year)
                                                                                          X   Form filed by One Reporting Person
                                                                                         ___
        TENAFLY, NJ  07670                                                                    Form filed by More than One Reporting
                                                                                         ___  Person

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   (City)      (State)        (Zip)      TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security              2. Trans-     3. Trans      4. Securities Acquired (A)  5. Amount of     6. Owner-  7. Nature
   (Instr. 3)                        action        action        or Disposed of (D)          Securities       ship-      of
                                     Date          Code          (Instr. 3, 4 and 5)         Beneficially     Form:      Indirect
                                                   (Instr. 8)                                Owned at         Direct     Beneficial
                                                                                             End of Month     (D) or     Owner-
                                                                                                              Indirect   ship
                                                ---------------------------------------                       (I)
                                     (Month/                          (A)
                                     Day/                             or
                                     Year        Code  V     Amount   (D)     Price       (Instr. 3 and 4) (Instr. 4)  (Instr. 4)
                                     ----------------------------------------------------------------------------------------------




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Common Stock                      02/12/02        M          5,000    A      $3.2500         12,100           D
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   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.              (Over)
   * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                               SEC 1474 (7-96)



  FORM 4 (continued)        TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.Title of    2.Conver-  3.Trans-   4.Trans- 5.Number of    6.Date Exer-   7.Title        8.Price   9.Number   10.Owner-  11.Nature
  Derivative    sion or    action     action   of Deriv-      cisable and    and          of        of          ship      of
  Security      Exercise   Date       Code     ative          Expiration     Amount       Deriv-    Deriv-      Form of   Indirect
  (Instr. 3)    Price of              (Instr.  Securities     date (Month/   of           ative     ative       Deriv-    Benefi-
                Deriva-    (Month/    8)       Acquired       Day/           Under-       Secur-    Secur-      ative     cial
                tive        Day/               (A) or Dis-    Year)          lying)       ity       ities       Secur-    Owner-
                Security    Year)              posed of (D)                  Securi-      Instr.    Benefi-     ity:      ship
                                               (Instr. 3,                    ties         5)        cially      Direct    (Instr. 4)
                                               4 and 5)                      (Instr.                owned       (D) or
                                                                             3 and 4)               at end      Indirect
                                                                                                    of month    (I)
                                                                                                                (Instr.
                                                                                                                4)
                                       --------------------------------------------------------------------
                                                            Date    Expira-         Amount or
                                                            Exer-   tion            Number of
                                     Code   V  (A)   (D)    isable  Date     Title  Shares
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Non-Qualified
Stock Option                                                                  Common
(right to buy) $ 3.2500     02/12/02    M             5,000          04/29/02 Stock     5,000          0         D
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Non-Qualified
Stock Option                                                                  Common
(right to buy) $ 4.8750                                     04/27/96 04/27/05 Stock    10,000    10,000          D
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Non-Qualified
Stock Option                                                                  Common
(right to buy) $15.7900                                              05/01/11 Stock    10,000    10,000          D
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Non-Qualified
Stock Option                                                                  Common
(right to buy) $16.0000                                              05/02/06 Stock    10,000    10,000          D
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Non-Qualified
Stock Option                                                                  Common
(right to buy) $18.0000                                              05/08/07 Stock    10,000    10,000          D
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Non-Qualified
Stock Option                                                                  Common
(right to buy) $18.2500                                              05/06/09 Stock    10,000    10,000          D
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Non-Qualified
Stock Option                                                                  Common
(right to buy) $21.2500                                              05/06/08 Stock    10,000    10,000          D
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Non-Qualified
Stock Option                                                                  Common
(right to buy) $23.8125                                              05/04/10 Stock    10,000    10,000          D
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute    /s/ Giselle Hurwitz                           March 5, 2002
   Federal Criminal Violations.                                ------------------------------------          -----------------
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                      **Signature of Reporting Person                  Date
                                                               By:  Giselle Hurwitz
                                                               For: Stephen A. Ollendorff


Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of                                                               Page 2
information contained in this form are not required to                                                         SEC 1474 (7-96)
respond unless the form displays a currently valid OMB Number.